Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Blackstone Mortgage Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(1)	Amount Registered(2)(3)	Proposed Maximum Offering Price Per Unit(2)(3)	Maximum Aggregate Offering Price(2)	Fee Rate(1)	Amount of Registration Fee(1)

Equity	Class A Common Stock, par value $0.01 per share	—	—	—	—	—	—

Equity	Preferred Stock, par value $0.01 per share	—	—	—	—	—	—

Equity	Depositary Shares, representing Preferred Stock	—	—	—	—	—	—

Debt	Debt Securities	—	—	—	—	—	—

Other	Warrants	—	—	—	—	—	—

Other	Subscription Rights	—	—	—	—	—	—

Other	Purchase Contracts	—	—	—	—	—	—

Other	Units	—	—	—	—	—	—

(1)

Pursuant to Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the registration fee relating to securities that are registered and available for sale under this registration statement. Registration fees will be paid subsequently in advance or on a pay-as-you-go basis.

(2)

Not specified as to each class of securities to be registered pursuant to General Instruction II.F of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”). There is being registered hereby such indeterminate number or amount, as the case may be, of the securities of each identified class as may from time to time be offered and sold at indeterminate prices. The securities covered by this registration statement may be sold or otherwise distributed separately, together or as units with other securities covered by this registration statement.

(3)

This registration statement also covers an indeterminate amount of each identified class of securities as may be issued upon conversion of, or in exchange for, or upon exercise of, or pursuant to, convertible or exchangeable securities that provide for exercise or conversion into or purchase of such securities of Blackstone Mortgage Trust, Inc. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are represented by depositary shares.